                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             DYCOM INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         (DYCOM INDUSTRIES, INC. LOGO)

                             DYCOM INDUSTRIES, INC.
                         FIRST UNION CENTER, SUITE 500
                               4440 PGA BOULEVARD
                       PALM BEACH GARDENS, FLORIDA 33410

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 28, 2000

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders (the "Meeting") of Dycom Industries, Inc. (the "Company") will be held at 11:00 a.m. (EST), on Tuesday, November 28, 2000, at the DoubleTree Hotel, 4431 PGA Boulevard, Palm Beach Gardens, Florida. The Meeting will be held for the following purposes:

        1. To elect two Directors; and

        2. To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

     The Board of Directors has fixed the close of business on Monday, October 9, 2000, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting.

                                   IMPORTANT

     Please mark, date, sign and return the enclosed proxy card promptly so that your shares can be voted. If you attend the Meeting you may withdraw your completed proxy and vote in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Marc R. Tiller
                                          --------------------------------------

                                          Marc R. Tiller
                                          Secretary

October 16, 2000

                             DYCOM INDUSTRIES, INC.
                         FIRST UNION CENTER, SUITE 500
                               4440 PGA BOULEVARD
                       PALM BEACH GARDENS, FLORIDA 33410

                         ------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TUESDAY, NOVEMBER 28, 2000

                         ------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, November 28, 2000, at the DoubleTree Hotel, 4431 PGA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m. (EST), or at any adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying notice of Annual Meeting of Shareholders.

     Only shareholders of record at the close of business on October 9, 2000 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On September 29, 2000, the Company had 42,040,429 shares of common stock, par value $0.33 1/3, issued and outstanding. Each share of common stock entitles the holder thereof to one vote.

     A proxy card that is properly marked, signed, dated and returned in time for the Meeting will be voted in accordance with the instructions contained therein. If no instructions are indicated, each share of common stock represented by proxy will be voted for the election of the listed nominee directors.

     This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about October 16, 2000. Any shareholder giving a proxy has the power to revoke the proxy prior to its use. The proxy can be revoked by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Meeting. Additionally, shareholders who attend the Meeting may revoke a previously granted proxy and vote in person.

     The presence in person or by proxy of the holders of a majority of the common stock will constitute a quorum. A quorum is necessary to transact business at the Meeting. With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the shares of common stock represented at the Meeting is required to approve any other proposals. Shares of common stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     A copy of the Company's Annual Report to Shareholders, including financial statements for the fiscal years ended July 29, 2000 and July 31, 1999, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three year term and a number of Directors as equal as possible. Steven E. Nielsen, Walter L. Revell and Ronald P. Younkin are serving terms which expire at this Meeting.(1) The Board of Directors, in accordance with the recommendation of its Nominating Committee, has nominated as directors Steven E. Nielsen and Ronald P. Younkin for a term expiring at the year 2003 Annual Meeting of the Shareholders. If any herein named nominees for the office of director becomes unable to accept nomination or election, which is not anticipated, the persons acting under such proxies will vote for the election of such other person as the Board of Directors may recommend.

                                                                                                   TERM
                                                     PRINCIPAL OCCUPATION                         EXPIRES
                                                     FOR PAST FIVE YEARS                         AT ANNUAL
                                                     AND DIRECTORSHIPS IN             DIRECTOR    MEETING
NOMINEES FOR ELECTION               AGE                PUBLIC COMPANIES                SINCE        FOR
---------------------               ---              --------------------             --------   ---------
Steven E. Nielsen.................  37    President and Chief Executive Officer of      1996       2003
                                          the Company since March 10, 1999;
                                          President and Chief Operating Officer from
                                          August 26, 1996 to March 10, 1999; Vice
                                          President from February 26, 1996 to August
                                          26, 1996; Officer in various Dycom
                                          wholly-owned subsidiaries since May 3,
                                          1993

Ronald P. Younkin.................  58    President and Chief Executive Officer of      1975       2003
                                          Greenlawn Mobile Home Sales, Inc., which
                                          sells mobile homes and operates mobile
                                          home parks, since 1981

---------------

(1) Walter L. Revell will resign as a director upon the expiration of his term pursuant to the mandatory retirement provision in the Company's By-laws. The provision states that "all members of the board of directors and all officers of the corporation shall retire upon attaining sixty-five years of age."

                                                                                                   TERM
                                                     PRINCIPAL OCCUPATION                         EXPIRES
                                                     FOR PAST FIVE YEARS                         AT ANNUAL
DIRECTORS WHOSE TERMS                                AND DIRECTORSHIPS IN             DIRECTOR    MEETING
CONTINUE BEYOND THE MEETING         AGE                PUBLIC COMPANIES                SINCE        FOR
---------------------------         ---              --------------------             --------   ---------
Thomas G. Baxter..................  53    President and Chief Executive Officer of      1999       2001
                                          Audible, Inc., a provider of spoken audio
                                          via the internet, since February 2000
                                          Operating Partner of Evercore Partners, an
                                          investment company, from May 1998 to May
                                          2000

                                          Director of Audible, Inc. and Worldgate
                                          Communications

Joseph M. Schell..................  54    Chairman of Global Technology Investment      1999       2001
                                          Banking at Merrill Lynch since February
                                          2000

                                          Consultant to Banc of America Securities
                                          LLC (formerly Nationsbanc Montgomery
                                          Securities LLC) from March 1999 to January
                                          2000

                                          Senior Managing Director and Director of
                                          Investment Banking of NationsBanc
                                          Montgomery Securities LLC from May 1985 to
                                          March 1999

                                          Director of Good Guys, Inc. and Sanmina
                                          Corporation

Louis W. Adams, Jr................  62    Retired Attorney                              1969       2002

Thomas R. Pledger.................  62    Chairman of the Board of the Company;         1981       2002
                                          Chairman of the Board and Executive
                                          Chairman from March 10, 1999 to August 28,
                                          2000; Chairman of the Board and Chief
                                          Executive Officer from January 2, 1984 to
                                          March 10, 1999

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote "FOR" the election of Steven E. Nielsen and Ronald P. Younkin as Directors.

  Board of Directors and Its Committees:

     The Board of Directors held 11 meetings in the fiscal year ended July 29, 2000. Each incumbent director attended more than 75% of the aggregate of the meetings held by the Board of Directors and its respective committees on which he served.

     The Board of Directors has established five committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee and a Nominating Committee.

     AUDIT COMMITTEE. The Audit Committee currently consists of Thomas G. Baxter, Joseph M. Schell and Ronald P. Younkin. The functions of the Audit Committee are to recommend to the Board of Directors the engagement of the Company's independent auditors; determine the scope of services provided by the independent auditors; review the results of the annual audit and the Company's annual financial statements; and oversee the Company's internal control and internal auditing activities. The Audit Committee met 5 times during fiscal 2000.

     COMPENSATION COMMITTEE. The Compensation Committee currently consists of Louis W. Adams, Walter L. Revell and Ronald P. Younkin. The functions of the Compensation Committee are to recommend to the Board of Directors the compensation of the Company's officers and employees; and administer the Company's Incentive Stock Option Plans. The Compensation Committee met 7 times during fiscal 2000.

     EXECUTIVE COMMITTEE.  The Executive Committee currently consists of Thomas
G. Baxter, Steven Nielsen and Thomas R. Pledger. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met twice during fiscal 2000.

     FINANCE COMMITTEE. The Finance Committee currently consists of Thomas G. Baxter, Walter L. Revell and Joseph M. Schell. The functions of the Finance Committee are to set policy for short-term investments, review borrowing arrangements and recommend changes in the capital structure and operating budget of the Company. The Finance Committee did not meet during fiscal 2000.

     NOMINATING COMMITTEE.  The Nominating Committee currently consists of Louis
W. Adams, Steven Nielsen and Thomas R. Pledger. The functions of the Nominating Committee are to recommend to the Board of Directors the officers of the Company, nominees for election as directors by the Company's shareholders, persons to fill vacancies on the Board, and directors to serve on the five committees of the Board. The Committee met twice during fiscal 2000. The Nominating Committee will consider nominees for director that are recommended by shareholders in accordance with the procedures set forth in the Company's By-Laws.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive fees for service on the Board of Directors or any Board committee. All other directors receive an $18,000 annual fee for service; $1,500 for each meeting of the Board of Directors attended; $750 for each committee meeting attended in conjunction with a meeting of the Board of Directors; $750 for each telephonic meeting of the Board of Directors or a Board committee; $1,500 for all other committee meetings; and reimbursement of reasonable expenses incurred in connection with all such meetings. In addition, upon the initial election of directors who are not employees of the Company, each such director receives a non-qualified option to purchase 12,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date the option is granted. Each option is exercisable at a rate of 4,000 shares per year beginning on the first anniversary of the option's grant date.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of August 29, 2000, the following table sets forth certain information regarding the beneficial ownership of common stock by each director, each Named Executive Officer, each person known to the Company to be the beneficial owner (as determined under the rules of the Securities and Exchange Commission (the "SEC")) of more than five percent (5%) of such shares and by all such directors and executive officers of the Company. The Company understands that, except as otherwise noted, each such person has sole voting and investment power with respect to such shares.

                                                          NUMBER OF SHARES AND NATURE      PERCENT
NAME                                                        OF BENEFICIAL OWNERSHIP      OF CLASS(1)
----                                                      ---------------------------    -----------
Directors:
Louis W. Adams, Jr......................................              23,027                   *
Thomas G. Baxter........................................               6,750(2)                *
Steven E. Nielsen.......................................             224,926(2)                *
Thomas R. Pledger.......................................             746,212                1.78%
Walter L. Revell........................................              13,500                   *
Joseph M. Schell........................................              36,000(2)                *
Ronald P. Younkin.......................................             208,957(3)                *
Other Named Officers:
  Richard L. Dunn.......................................                  --                  --
  Robert J. Delark......................................                  --                  --
  Randal L. Martin......................................               1,732(2)                *
All directors and executive officers as a group of 10
  persons, including the above..........................           1,261,104                3.01%

---------------

  * Less than 1%.
(1) Class includes outstanding shares and stock options held by directors and executive officers that are exercisable within 60 days after August 29, 2000.
(2) Includes shares that may be acquired within 60 days after August 29, 2000 upon the exercise of stock options (Mr. Baxter - 6,000; Mr.
    Nielsen - 141,926; Mr. Schell - 6,000; and Mr. Martin - 1,312).
(3) Excludes 27,052 shares owned by Ronald P. Younkin's wife and children, as to which Mr. Younkin disclaims beneficial ownership. Excludes 1,136,674 shares beneficially owned by Mary Irene Younkin as to which Mr. Younkin disclaims beneficial ownership. Mr. Younkin is the son of Mary Irene Younkin.

                 MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered during each of the last three fiscal years by the Company's Chief Executive Officer and four executive officers whose compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                               OTHER              STOCK
                                             FISCAL                            ANNUAL            OPTIONS            ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY    BONUS(1)   COMPENSATION     # OF SHARES(2)      COMPENSATION(3)
---------------------------                  ------   --------   --------   ------------   -------------------   ---------------
Steven E. Nielsen..........................   2000    $416,000   $416,000     $ 7,338             45,000            $  4,656
  President and CEO                           1999    $337,431   $337,431     $ 7,200            281,250            $  6,714
                                              1998    $259,000   $259,000         -0-            225,000            $  3,415

Thomas R. Pledger(4).......................   2000    $468,000        -0-     $10,292                -0-            $137,060
  Executive Chairman                          1999    $468,000   $468,000     $ 3,000                -0-            $120,311
                                              1998    $416,000   $416,000         -0-                -0-            $101,192

Robert J. Delark(5)........................   2000    $109,154   $ 45,000     $ 3,655             37,500            $    783
  Senior Vice President and                   1999         -0-        -0-         -0-                -0-                 -0-
  Chief Administrative Officer                1998         -0-        -0-         -0-                -0-                 -0-

Richard L. Dunn(6).........................   2000    $108,327   $ 45,000         -0-             37,500            $    783
  Senior Vice President                       1999         -0-        -0-         -0-                -0-                 -0-
  and CFO                                     1998         -0-        -0-         -0-                -0-                 -0-

Randal L. Martin(7)........................   2000    $ 99,327   $ 35,000         -0-              5,250            $  2,365
  Vice President and                          1999         -0-        -0-         -0-                -0-                 -0-
  Controller                                  1998         -0-        -0-         -0-                -0-                 -0-

---------------

(1) Bonus is earned in fiscal year 2000, but not distributed until October 2001.
(2) Adjusted to reflect 3-for-2 stock splits distributed on February 16, 2000 and January 4, 1999, respectively.
(3) All other compensation for fiscal year 2000 consists of: (i) an annual insurance premium of $133,000 for a whole life insurance policy owned by Mr. Pledger; (ii) Company contributions to the Dycom retirement savings plan (Mr. Pledger $1,744; Mr. Nielsen $2,340; and Mr. Martin $798); and (iii) Company paid premiums for group term life insurance and long-term disability (Mr. Pledger $2,316; Mr. Nielsen $2,316; Mr. Dunn $783; Mr. Delark $783; and Mr. Martin $1,567).
(4) Effective as of August 28, 2000, Mr. Pledger resigned as the Company's Executive Chairman.
(5) Effective as of January 27, 2000, Mr. Delark was appointed the Company's Chief Administrative Officer. See "Delark Employment Agreement" on page 10.
(6) Effective as of January 28, 2000, Mr. Dunn was appointed the Company's Chief Financial Officer. See "Dunn Employment Agreement" on page 10.
(7) Effective as of August 23, 1999, Mr. Martin was appointed the Company's Vice President and Controller.

                OPTION GRANTS IN FISCAL YEAR ENDED JULY 29, 2000

     The following table sets forth additional information concerning the options granted to the Named Executive Officers of the Company during fiscal year 2000 under the Company's 1991 and 1998 Incentive Stock Option Plans.

                                                       INDIVIDUAL GRANTS
                                      ----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                                         % OF                                ASSUMED ANNUAL RATES OF STOCK
                                                        TOTAL                                    PRICE APPRECIATION FOR
                                         OPTIONS       OPTIONS      EXERCISE                          OPTION TERM
                                       GRANTED(1)     GRANTED TO    PRICE(2)    EXPIRATION   ------------------------------
NAME                                  (# OF SHARES)   EMPLOYEES    ($/SHARE)       DATE           5%               10%
----                                  -------------   ----------   ----------   ----------   -------------    -------------
Steven E. Nielsen...................    45,000(3)        8.2%       $26.0833    8/23/2009     $  738,164       $1,870,653
  President and CEO
Thomas R. Pledger...................         -0-         -0-             -0-           --            -0-              -0-
  Executive Chairman
Robert J. Delark....................    37,500(4)        6.9%       $31.0833    1/27/2010     $  733,055       $1,857,704
  Senior Vice President and Chief
  Administrative Officer
Richard L. Dunn.....................    37,500(4)        6.9%       $30.2083    1/28/2010     $  712,419       $1,805,409
  Senior Vice President and CFO
Randal L. Martin....................     5,250(4)        1.0%       $26.0833    8/23/2009     $   86,119       $  218,243
  Vice President and Controller

---------------

(1) Adjusted to reflect 3-for-2 stock split distributed on February 16, 2000.
(2) The exercise price is the closing price of Company's Common Stock as reported on the NYSE Composite Transactions Tape on the date of grant.
(3) Options under the 1991 Plan vest in 25 percent increments beginning on the first anniversary of the date of grant and have terms of five to ten years. Stock options reported here were granted on August 23, 1999 and have a term of ten years. Mr. Nielsen's options will be fully vested and immediately exercisable upon a "change in control" of the Company.
(4) Options under the 1998 Plan vest in 25 percent increments beginning on the first anniversary of the date of grant and have a term of ten years. Stock options reported here were granted on August 23, 1999 (Mr. Martin - 5,250), January 27, 2000 (Mr. Delark - 37,500) and January 28, 2000 (Mr. Dunn - 37,500). Messrs. Delark and Dunn's options will be fully vested and immediately exercisable upon a "change in control" of the Company.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                            AND YEAR-END VALUE TABLE

     The following table sets forth additional information with respect to the Named Executive Officers of the Company concerning the exercise of options during fiscal year 2000 and unexercised options held as of the fiscal year ended July 29, 2000.

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                                      UNDERLYING UNEXERCISED        MONEY OPTIONS AT JULY 29,
                                  SHARES ACQUIRED                   OPTIONS AT JULY 29, 2000(1)             2000($)(2)
                                    ON EXERCISE         VALUE      -----------------------------   ----------------------------
NAME                              (# OF SHARES)(1)     REALIZED    EXERCISABLE     UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                             ------------------   ----------   ------------    -------------   -----------    -------------
Steven E. Nielsen..............             144,558   $4,053,432      41,800          387,001       $816,749       $8,425,262
  President and CEO
Thomas R. Pledger..............                 -0-          -0-         -0-              -0-            -0-              -0-
  Executive Chairman
Robert J. Delark...............                 -0-          -0-         -0-           37,500            -0-       $  371,876
  Senior Vice President and
  Chief Administrative Officer
Richard L. Dunn................                 -0-          -0-         -0-           37,500            -0-       $  404,689
  Senior Vice President and CFO
Randal L. Martin...............                 -0-          -0-         -0-            5,250            -0-       $   78,313
  Vice President and Controller

---------------

(1) Adjusted to reflect 3-for-2 stock split distributed on February 16, 2000.
(2) The closing market value of the Company's common stock on July 28, 2000, as reported on the NYSE Composite Transactions Tape, was $41.00.

                             EMPLOYMENT AGREEMENTS

PLEDGER EMPLOYMENT AGREEMENT

     Effective as of March 10, 1999, the Company entered into an amended and restated employment agreement with Thomas R. Pledger (the "Pledger Employment Agreement"). Pursuant to the Pledger Employment Agreement, Mr. Pledger resigned as Chief Executive Officer of the Company and was appointed Executive Chairman. The employment agreement between Mr. Pledger and the Company provides for a term of employment that began on March 10, 1999 and continues until March 9, 2004. Under the terms of the employment agreement, Mr. Pledger is provided with the following: (i) a minimum annual base salary of $468,000; (ii) an annual bonus as determined within the sole discretion of the Board of Directors; and (iii) a non-tax qualified retirement benefit in the amount of $133,000 for each year of employment under the employment agreement. Mr. Pledger is also eligible to participate in all employee benefit plans or programs of the Company. Upon the Company's termination of Mr. Pledger's employment without "cause" or upon Mr. Pledger's resignation for "good reason," Mr. Pledger will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years preceding such termination or resignation. This cash severance payment will be payable as soon as is administratively practical in substantially equal installments over the 12-month period following the termination or resignation. In addition, Mr. Pledger and his dependents will continue to participate in the Company's health and welfare plans during the 12-month period following his termination. If Mr. Pledger resigns his employment or is terminated for cause, he will not be entitled to any severance pay. Mr. Pledger has the right to resign for six months following a "change in control," which will entitle him to the aforementioned cash severance payment upon such resignation of employment. This cash severance payment, triggered upon a change in control, will be payable in a lump sum within five (5) days of the change in control. If the severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will pay Mr. Pledger a gross-up payment such that the net amount of the severance payment retained by Mr. Pledger after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Pledger is subject to noncompete and nondisclosure of proprietary information covenants, however, in the event of a change in control, the noncompete covenant will not be applicable.

NIELSEN EMPLOYMENT AGREEMENT

     Effective as of March 10, 1999, the Company entered into an amended and restated employment agreement with Steven E. Nielsen (the "Nielsen Employment Agreement"). Pursuant to the Nielsen Employment Agreement, Mr. Nielsen will serve as President and Chief Executive Officer of the Company. The employment agreement between Mr. Nielsen and the Company provides for a term of employment that began on March 10, 1999 and continues until March 9, 2004. Under the terms of the employment agreement, Mr. Nielsen is provided with the following: (i) a minimum annual base salary of $364,000; (ii) an annual bonus as determined within the sole discretion of the Board of Directors; and (iii) effective as of March 10, 1999, the Company granted Mr. Nielsen an option to acquire 150,000 shares of common stock of the Company pursuant to the Company's 1998 Incentive Stock Option Plan. The option will vest in equal 25% increments on each of the first four anniversaries of the date of grant if Mr. Nielsen is employed with the Company on such dates (provided that the option, as well as all other stock options granted to Mr. Nielsen, will fully vest immediately upon a "change in control" of the Company), has a ten-year term and an exercise price per share equal to the closing price of the Company's common stock as of March 10, 1999. Mr. Nielsen is also eligible to participate in all employee benefit plans or programs of the Company. Upon the Company's termination of Mr. Nielsen's employment without "cause" or upon Mr. Nielsen's resignation for "good reason," Mr. Nielsen will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years preceding such termination or resignation. This cash severance payment will be payable as soon as is administratively practical in substantially equal installments over the 12-month period following termination or resignation. In addition, Mr. Nielsen and his dependents will continue to participate in the Company's health and welfare plans during the 12-month period following his termination. If Mr. Nielsen resigns or terminates employment for cause, he will not be entitled to any severance pay. Mr. Nielsen has the right to resign for six months following a "change in control," which will entitle him to the aforementioned cash severance payment upon such resignation of employment. This cash severance payment, triggered upon a change in control, will be payable in a lump sum within five (5) days of the change in control. If the severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will pay Mr. Nielsen a gross-up payment such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Nielsen is subject to noncompete and nondisclosure of proprietary information covenants, however, in the event of a change in control, the noncompete covenant will not be applicable.

DELARK EMPLOYMENT AGREEMENT

     Effective as of January 21, 2000, the Company entered into an employment agreement with Robert J. Delark (the "Delark Employment Agreement"). Pursuant to the Delark Employment Agreement, Mr. Delark will serve as Vice President and Chief Administrative Officer of the Company. The employment agreement between Mr. Delark and the Company provides for a term of employment that began on January 27, 2000 and continues until January 27, 2003. Under the terms of the employment agreement, Mr. Delark is provided with the following: (i) a minimum annual base salary of $215,000; (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) effective as of January 27, 2000, the Company granted Mr. Delark an option to acquire 25,000 shares of common stock of the Company pursuant to the Company's 1998 Incentive Stock Option Plan. All stock options granted to Mr. Delark will fully vest immediately upon a "change in control" of the Company. Mr. Delark is also eligible to participate in all employee benefit plans or programs of the Company. Upon the Company's termination of Mr. Delark's employment without "cause" or upon Mr. Delark's resignation as a result of a substantial and material breach of any of the terms of the Delark Employment Agreement, Mr. Delark will be entitled to the payment of his annual salary then in effect for the greater of (i) the remainder of the term of employment or (ii) twelve (12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Delark remained in the active service of the Company. In addition, the Company will provide Mr. Delark and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Delark resigns or the Company terminates his employment for "cause," he will not be entitled to any severance pay. Furthermore, Mr. Delark is subject to noncompete and nondisclosure of proprietary information covenants.

DUNN EMPLOYMENT AGREEMENT

     Effective as of January 28, 2000, the Company entered into an employment agreement with Richard L. Dunn (the "Dunn Employment Agreement"). Pursuant to the Dunn Employment Agreement, Mr. Dunn will serve as Vice President and Chief Financial Officer of the Company. The employment agreement between Mr. Dunn and the Company provides for a term of employment that began on January 28, 2000 and continues until January 28, 2003. Under the terms of the employment agreement, Mr. Dunn is provided with the following: (i) a minimum annual base salary of $215,000; (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) effective as of January 28, 2000, the Company granted Mr. Dunn an option to acquire 25,000 shares of common stock of the Company pursuant to the Company's 1998 Incentive Stock Option Plan. All stock options granted to Mr. Dunn will fully vest immediately upon a "change in control" of the Company. Mr. Dunn is also eligible to participate in all employee benefit plans or programs of the Company. Upon the Company's termination of Mr. Dunn's employment without "cause," Mr. Dunn will be entitled to the payment of his annual base salary then in effect for a period of twelve
(12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Dunn remained in the active service of the Company. In addition, the Company will provide Mr. Dunn and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Dunn resigns or the Company terminates his employment for "cause," he will not be entitled to severance pay. Furthermore, Mr. Dunn is subject to noncompete and nondisclosure of proprietary information covenants.

                             TERMINATION AGREEMENT

PLEDGER TERMINATION AGREEMENT

     Pursuant to a termination agreement between the Company and Thomas R. Pledger (the "Pledger Termination Agreement"), Mr. Pledger resigned on August 28, 2000 as Executive Chairman of the Company. Under the terms of the Pledger Termination Agreement, the Company paid Mr. Pledger a $1,850,000 single sum severance payment. Mr. Pledger will serve as a consultant to the Company until March 9, 2004 for a $6,250 weekly consulting fee. During this consulting period, the Company will also continue to provide Mr. Pledger with the medical and dental benefits he was receiving as an officer of the Company. Mr. Pledger will be subject to a non-compete covenant until March 9, 2004 and a confidentiality covenant until March 9, 2009. Mr. Pledger will continue as Chairman of the Board of Directors.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors administers the compensation of the Company's officers. During fiscal year 2000, the Committee was composed of three directors who were not employed by the Company. The Committee's recommendations are subject to approval by the full Board of Directors. The following report is submitted by the Committee regarding compensation paid during fiscal year 2000.

     The compensation program of the Company is designed to (1) allow the Company to attract, motivate and retain the highest quality executives, (2) align their financial interests with those of the Company's shareholders and (3) reward behaviors that enhance shareholder return. The program is intended to place a substantial amount of executive compensation "at risk" based on the performance of the Company, its subsidiaries and the executive.

     Each year the Committee establishes compensation guidelines for base salary, annual incentive bonus awards and stock options for each of the Company's officers. These guidelines reflect the competitive pay practices of other companies, job responsibility and the need to attract, retain and reward executive talent.

After establishing the compensation guidelines, the Committee used its assessment of the Company and individual performance to set actual compensation relative to the guidelines.

EXECUTIVE OFFICER COMPENSATION GUIDELINES:

  Base Salary Adjustments

     Salaries for the Company's officers were established based on the individual's performance and general market conditions. Salary levels are intended to recognize the challenge of different positions taking into consideration the type of activity of the position, the responsibility associated with the job and the relative size of the operation. The salary of Mr. Nielsen, the Company's Chief Executive Officer, was fixed by an employment agreement which expires on March 9, 2004.

  Annual Incentive Bonus Awards

     In addition to paying a base salary, the Company in recent years has provided for incentive compensation as a component of overall compensation. Incentive compensation as a component of overall compensation is tied to overall performance, usually with a heavy emphasis on the profitability of the Company. In fiscal year 2000, the maximum incentive compensation pool was established by formula based upon the Company's consolidated financial performance. The fiscal year 2000 key financial performance measures were total revenue and income before income taxes ("IBT"). Individual awards from the incentive compensation pool are recommended by senior management for consideration and approval by the Committee.

  Stock Options

     Incentive Stock Option grants reward executives only to the extent that the Company's share price increases for all shareholders. The exercise price per share is set at the fair market value per share on the date of grant. Subject to employment requirements, the options become fully exercisable over a period of four years after the date of grant. During fiscal year 2000, stock options in the total amount of 560,209 shares were granted under the 1991 and 1998 Incentive Stock Option Plans.

                                          Walter L. Revell, Chairman
                                          Louis W. Adams, Jr.
                                          Ronald P. Younkin

                            PERFORMANCE PRESENTATION

     Set forth below is a graph which compares the cumulative total returns for the Company's common stock against the cumulative total return (including reinvestment of dividends) of the Standard & Poors (S&P) 500 Composite Stock Index and respective peer group indices for the last five fiscal years, assuming an investment of $100 in the Company's common stock and each of the respective peer group indices noted on July 31, 1995. For the Company's common stock, a peer group consisting of MasTec, Inc. has been used. This graph is not intended to predict the Company's forecast of future financial performance.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                AMONG DYCOM INDUSTRIES, INC., THE S&P 500 INDEX,
                                AND A PEER GROUP

                                                    DYCOM INDUSTRIES,
                                                          INC.                       S&P 500                   PEER GROUP
                                                    -----------------                -------                   ----------
7/95                                                      100.00                     100.00                      100.00
7/96                                                      174.51                     116.57                      207.81
7/97                                                      278.43                     177.35                      619.51
7/98                                                      539.22                     211.55                      367.17
7/99                                                     1123.53                     254.29                      641.73
7/00                                                     1508.75                     277.12                      877.28

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year ended July 29, 2000, the brother-in-law of Thomas G. Baxter, a member of the Board of Directors, was employed by Communications Construction Group, Inc., a wholly owned subsidiary of the Company. Mr. Baxter's brother-in-law earned approximately $163,900 as a cable splicer.

                                 SECTION 16(a)

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Certain officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with all Section 16(a) forms they file. Based on the Company's review of such reports, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of the Company during fiscal year 2000.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP to serve as the Company's independent auditors for the next fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting for the purposes of responding to shareholders' questions and making statements that they consider appropriate.

                            PROPOSALS FOR YEAR 2001
                         ANNUAL MEETING OF SHAREHOLDERS

     Proposals by shareholders intended to be presented at the Year 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than June 17, 2001 to be considered for inclusion in the Company's proxy materials for that meeting.

     In addition, shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company's By-Laws. In general, notice must be received by the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in the Company's books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company's By-Laws to ensure that the specific requirements of such notice are met. A copy of the Company's By-Laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to come before the Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Marc R. Tiller
                                          --------------------------------------
                                          Marc R. Tiller
                                          Secretary

October 16, 2000

                             DYCOM INDUSTRIES, INC.
                         First Union Center, Suite 500
           4440 PGA Boulevard, Palm Beach Gardens, Florida 33410-6542
                               PROXY FOR THE 2000
              ANNUAL MEETING OF SHAREHOLDERS -- November 28, 2000

This Proxy is solicited on behalf of the Board of Directors of Dycom Industries, Inc. (the "Company"). The undersigned hereby appoints Thomas R. Pledger and Steven Nielsen, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling) to vote all shares of common stock held of record by the undersigned on October 9, 2000 at the 2000 Annual Meeting of Shareholders of the Company scheduled to be held on November 28, 2000, and at any adjournments thereof.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the nominees named hereon. The shares will be voted at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the meeting and any adjournment thereof.

                         PLEASE VOTE, SIGN, AND RETURN.

1. The election of two nominees for director as set forth in the Proxy Statement accompanying the Notice of Meeting and listed below.
    The Board of Directors recommends a vote FOR the election of the nominees listed below.

         [ ] FOR the nominees listed below         [ ] WITHHOLD AUTHORITY
                   Steven E. Nielsen               Ronald P. Younkin

    To withhold authority to vote for any individual nominee, list the name:

    ----------------------------------------------------------------------------
2. To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the meeting and any adjournments thereof.

                              Dated: ___________________________________ , 2000

                              _________________________________________________
                              Signature

                              _________________________________________________
                              Signature (if held jointly)

                              Please date and sign as your name appears hereon, and return in the enclosed envelope. If acting as attorney, executor, administrator, trustee, or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If the shares are held jointly, each shareholder named is required to sign.